UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) December 22, 2023

Alpine 4 Holdings, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	001-40913	46-5482689
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYER IDENTIFICATION NO.)
2525 E Arizona Biltmore Circle, Suite 237
Phoenix, AZ 85016
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

480-702-2431
(ISSUER TELEPHONE NUMBER)

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	ALPP	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).                                Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into Material Definitive Agreement.

On December 22, 2023, Alpine 4 Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), along with several of its subsidiaries, listed below, entered into a binding letter of intent (the “LOI”) with Bright Sheet Metal Company, Inc., an Indiana corporation (“Bright”), relating to the sale by the Company of 100% of the assets of Morris Sheet Metal Corp. (“Morris”), JTD Spiral Inc. (“JTD”), Morris Enterprises, LLC (“MorrisE”), Morris Transport LLC (“MorrisT”), and Deluxe Sheet Metal, Inc. (“Deluxe,” and with Morris, JTD, MorrisE, and MorrisT, the “Subsidiaries”), and the assumption by Bright of certain liabilities of Morris Sheet Metal Corp. and JTD Spiral, Inc.

Pursuant to the LOI, the Company agreed to sell to Bright and Bright agreed to purchase from the Seller 100% ownership of all assets owned by the Subsidiaries (the “Assets”). The parties to the LOI intend to enter into more comprehensive definitive purchase agreements and other ancillary agreements incorporating the terms set forth in the LOI. Nevertheless, the Company, the Subsidiaries, and Bright agreed that in the event that other definitive agreements have not been executed as of the closing date of the purchase and sale of the Assets, the LOI would be the definitive agreement between the parties. In the event that the parties enter into one or more definitive agreements, the Company will provide disclosures of the terms, conditions, and provisions of those agreements in a subsequent filing.

Under the terms of the LOI, the purchase of the Assets by Bright is intended to be accomplished in such a way as to satisfy Bright that it has obtained all such rights to the Assets owned by the Subsidiaries. The LOI provides that the Assets do not include the Employer Identification Number (“EIN”) of any of the Subsidiaries, or any IRS filing made under such EIN and any funds received pursuant therefrom, including but not limited to any pending or future application by Seller or the Subsidiaries with the IRS for employee retention credits (“ERC”), or any funds received therefrom.

The parties to the LOI anticipate that the purchase and sale of the Assets will close on or before January 12, 2024 (the “Anticipated Closing Date”), at which time the Company and the Subsidiaries will transfer, sell, and assign to Bright all Assets of the Subsidiaries, in exchange for which Bright will pay to the Company the cash consideration as described in the LOI and will assume liability for payment of the Assumed Liabilities as defined in the LOI. The cash consideration and the assumption of liabilities collectively constitute the “Purchase Price” for the Assets.

The cash component of the Purchase Price will be the net-asset value as determined by the Company and Bright based on information set forth in a valuation spreadsheet created by the Company (the “Closing Valuation Spreadsheet”) as updated by the Company as of the close of the day prior to the Anticipated Closing Date. The liabilities to be assumed consist of the payment of any then-existing liability of Morris and JDT comprising any part of certain liabilities set forth in the Closing Valuation Spreadsheet meeting the closing conditions of the LOI, as well as the Subsidiaries’ union Unfunded Pension Liabilities, but not including Excluded Pension Remittance Liabilities (as defined in the LOI) (collectively the “Assumed Liabilities”). The Company estimates that the cash consideration portion of the Purchase Price will be approximately $1.5 million dollars, which represents the difference between the Assets and Assumed Liabilities with the exact Purchase Price determined based on the Closing Valuation Spreadsheet.

The LOI includes standard pre-closing covenants of the Company and the Subsidiaries relating to the operation of the Subsidiaries by the Company, certain indemnification holdbacks, and no-shop provisions, as well as mutual covenants to work to satisfy all closing conditions by the Anticipated Closing Date.

Additionally, the LOI includes certain covenants by the parties. Bright covenanted, among other things, (i) to enter into a one-year sublease of premises currently leased by Morris and to pay a sublease of approximately $30,000 per month, subject to anticipated increases; (ii) to not solicit or attempt to take away any business, customers, or business partners of the Subsidiaries, or to solicit any employee or contractor of the Subsidiaries to terminate his or her employment or contractor status; (iii) to employ union labor in its use of the Assets acquired from the Subsidiaries, and to contribute substantially the same number of contribution base units to the union National Pension Fund (the “Plan”) as the Subsidiaries contributed prior to the sale; and (iv) to perform any existing contractor or subcontractor contract to which Morris or JTD is a party, subject to certain conditions.

The LOI also included representations and warranties by the Company and the Subsidiaries standard for transactions of this nature.

The foregoing description of the LOI does not purport to be complete and is qualified in its entirety to the full text of the LOI, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Binding Letter of Intent dated December 22, 2023

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Alpine 4 Holdings, Inc.

By: /s/ Kent B. Wilson
Kent B. Wilson
Chief Executive Officer, President
(Principal Executive Officer)

Date: December 29, 2023